Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291540

URANIUM ENERGY CORP.

Up to $600,000,000 of Shares

of Common Stock

Uranium Energy Corp. (which we refer to as the “Company”, “UEC”, “we” or “us”) has entered into an at the market offering agreement with Goldman Sachs & Co. LLC (the “Lead Manager”) and the co-managers (collectively with the Lead Manager, the “Managers” and, each, a “Manager”) set forth on the signature page to the at the market offering agreement, relating to shares of our common stock offered by this prospectus. In accordance with the terms of the at the market offering agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $600,000,000 from time to time through the Manager selected by the Company (the “Designated Manager”), acting as sales agent and/or principal.

Our shares of common stock are traded on the NYSE American LLC (which we refer to as the “NYSE American”) under the symbol “UEC.” On November 12, 2025, the closing price of our shares of common stock on the NYSE American was $12.32 per share of common stock.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through NYSE American, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the sales agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. If we and the Designated Manager agree on any method of distribution other than sales of shares of our common stock into the NYSE American or another existing trading market in the United States at market prices, we will file a prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. None of our shares of common stock will be offered or sold in Canada under this prospectus. The Designated Manager will act as sales agent on a commercially reasonable efforts basis consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Designated Manager will be entitled to a placement fee equal to 2.0% of the gross sales proceeds from each sale of shares of our common stock. In connection with the sale of our common stock on our behalf, the Designated Manager will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Designated Manager will be deemed to be underwriting commissions or discounts.

Investing in our securities involves risks. Before buying any of our securities, you should read the discussion of material risks of investing in our securities in the “Risk Factors” section beginning on page 11 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended July 31, 2025.

Neither the United States Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Lead Manager

GOLDMAN SACHS & CO. LLC

Co-Managers

H.C. WAINWRIGHT & CO.	BMO CAPITAL MARKETS	TD SECURITIES

CITIGROUP	ROTH CAPITAL PARTNERS	CANACCORD GENUITY

NATIONAL BANK OF CANADA FINANCIAL MARKETS		STIFEL

The date of this prospectus is November 14, 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (which we refer to as the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, utilizing a shelf registration process. Under this shelf registration process, we may, from time to time, offer, sell and issue shares of our common stock having an aggregate offering price of up to $600,000,000 under this prospectus at prices and on terms to be determined by market conditions at the time of offering.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We, the Lead Manager and the co-managers have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We, the Lead Manager and the co-managers take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus or incorporated by reference herein and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. We are not offering to sell, or seeking offers to buy, shares of our common stock in Canada, or to anyone known by the Designated Manager (as defined herein) to be a resident of Canada. The distribution of this prospectus and the offering of the shares of common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in Canada or in any other jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and Canada, as applicable. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully in this prospectus. See “Material U.S. Federal Income Tax Consequences” in the base prospectus.

Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars. The financial statements incorporated by reference in this prospectus, and the selected consolidated financial data derived therefrom included in this prospectus, are presented in United States dollars. The financial statements incorporated by reference in this prospectus, and the selected consolidated financial data derived therefrom included in this prospectus, have been prepared in accordance with United States Generally Accepted Accounting Principles.

PROSPECTUS SUMMARY

The following is a summary of the principal features of the offering and is not intended to be complete. It should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus, any free writing prospectus filed by us and the documents incorporated by reference herein and therein, including the sections entitled “Risk Factors.”

The Company

Uranium Energy Corp. is a fast growing, uranium mining company listed on the NYSE American.  UEC is working towards fueling the global demand for carbon-free nuclear energy, a key solution to climate change, and energy source for the low-carbon future.

UEC is a pure-play uranium company and is advancing its next generation of low-cost, in-situ recovery (“ISR”) mining uranium projects, and which ISR mining process is expected to reduce the impact on the environment as compared to conventional mining. We have two extraction ready ISR hub and spoke platforms in South Texas and Wyoming (each, an “ISR Mine”), anchored by fully licensed and operational processing capacity at its Hobson and Irigaray plants. UEC also has several U.S. ISR uranium projects with all of their major permits in place, with additional diversified holdings of uranium assets across the U.S., Canada and the Republic of Paraguay.

We believe nuclear energy will continue to be an important part of the energy transition and the energy mix of a future low carbon economy.  As such, we are focused on scaling our business to meet the future energy needs for nuclear in the U.S. and globally.

Uranium Energy Corp. was incorporated under the laws of the State of Nevada on May 16, 2003 under the name Carlin Gold Inc.  During 2004, we changed our business operations and focus from precious metals exploration to uranium exploration in the U.S.  Our principal executive office and corporate headquarters in the U.S. is located at 500 North Shoreline, Ste. 800, Corpus Christi, Texas, 78401, and our principal executive office and corporate headquarters in Canada is located at 1188 West Georgia Street, Suite 1830, Vancouver, British Columbia, Canada, V6E 4A2.

General Business

We are primarily engaged in uranium mining and related activities, including exploration, pre-extraction, extraction and processing, on uranium projects located in the United States, Canada and the Republic of Paraguay.  We utilize ISR mining where possible which we believe, when compared to conventional open pit or underground mining, requires lower capital and operating expenditures with a shorter lead time to extraction and a reduced impact on the environment.  We do not expect, however, to utilize ISR mining for all of our uranium projects in which case we would expect to rely on conventional open pit and/or underground mining techniques.  We have one uranium mine located in the State of Texas, our Palangana Mine, which utilizes ISR mining and commenced extraction of uranium oxide (“U3O8”), or yellowcake, in November 2010.  We have one uranium processing facility located in the State of Texas, our Hobson Processing Facility, which processes material from our ISR Mines into drums of U3O8, our only sales product and source of revenue, for shipping to a third-party storage and sales facility.  Since commencement of uranium extraction from our ISR Mines in November 2010 to July 31, 2025, our Hobson Processing Facility has processed 578,000 pounds of U3O8.

Our fully licensed and 100% owned Hobson Processing Facility forms the basis for our regional operating strategy in the State of Texas, specifically the South Texas Uranium Belt where we utilize ISR mining.  We utilize a “hub-and-spoke” strategy whereby the Hobson Processing Facility, which has a physical capacity to process uranium-loaded resins up to a total of two million pounds of U3O8 annually and is licensed to process up to four million pounds of U3O8 annually, acts as the central processing site (the “hub”) for our Palangana Mine and future satellite uranium mining activities, such as our Burke Hollow Project, located within the South Texas Uranium Belt (the “spokes”).

The Christensen Ranch ISR Project area is equipped with a satellite ion exchange (“IX”) plant with 6,500 gallons per minute installed capacity, a groundwater restoration plant with 1,000 gallons per minute capacity, two wastewater disposal wells and four lined evaporation ponds. Loaded resin from Christensen Ranch’s satellite IX plant is trucked to our Irigaray central processing plant (“CPP”) for processing.  The Irigaray CPP is the hub central to our fully permitted ISR projects located in the Powder River Basin of Wyoming, including our Christensen Ranch Mine, Reno Creek and Ludeman Projects.  The Irigaray CPP was first constructed in 1977-1978 and is located in Johnson County about 80 miles north of Casper, Wyoming. The Irigaray CPP is a fully operational and licensed ISR processing plant for resin elution, precipitation, filtration and drying and packaging of U3O8. On October 16, 2024, we received approval from the Wyoming Department of Environmental Quality, Uranium Recovery Program, to increase the licensed production capacity at the Irigaray CPP to 4.0 million pounds of U3O8 annually.

In August 2024, we restarted uranium extraction at our fully permitted, and past producing, Christensen Ranch Mine ISR operation in Wyoming. During our most recent fiscal year ended July 31, 2025 (“Fiscal 2025”), our initial production as part of ramp up yielded 103,545 pounds and 26,421 pounds of precipitated uranium and dried and drummed concentrate, respectively, at the end of such period. We expect the ramp-up phase will continue while new production areas are being constructed in 2025 and 2026. At the same time, we have continued to advance our Roughrider and Burke Hollow Projects with resource expansions and development programs, respectively.

On December 17, 2021, we acquired a 100% interest in Uranium One Americas, Inc. (“U1A”) (now UEC Wyoming Corp.). With the acquisition of U1A in Fiscal 2022, the Irigaray CPP forms the focus of our regional operating strategy in the Powder River and Great Divide uranium districts in the state of Wyoming.

In 2022, we acquired a substantial portfolio of projects in Canada, with the purchase of UEX Corporation (“UEX”) and the Roughrider Project from a subsidiary of Rio Tinto plc (“Rio Tinto”).  The UEX portfolio consists of a mix of uranium deposits, primarily focused on the Athabasca Basin uranium district in Saskatchewan, Canada.  This includes interests in the Shea Creek, Christie Lake, Horseshoe Raven, Millennium and Wheeler River Projects.  In addition to advancing its uranium development projects through its ownership interest in JCU (Canada) Exploration Company, Limited (“JCU”), UEX was advancing several other uranium deposits in the Athabasca Basin which include the Paul Bay, Ken Pen and Ōrora deposits at the Christie Lake Project, the Kianna, Anne, Colette and 58B deposits at its currently 49.1%-owned Shea Creek Project, and the Horseshoe and Raven deposits located on its 100%-owned Horseshoe-Raven Project.  The Roughrider Project is an exploration stage asset, having been advanced by Rio Tinto over a decade of work.  The acquisition brought in an exploration stage, high-grade, conventional asset into UEC’s portfolio that, along with the UEX acquisition, begins to develop a critical mass of 100% owned resources in the Athabasca Basin to accelerate extraction and/or production plans.  The two transactions provide a portfolio of medium to long term, high-grade, conventional projects that complement our nearer term, U.S. ISR assets.

On November 7, 2024, we filed an initial assessment technical report summary (“TRS”) that includes an economic analysis and mineral resource estimate for our Roughrider Project, located in Northern Saskatchewan, Canada. The economic analysis is included in a TRS titled “S-K 1300 Initial Assessment Report – Roughrider Uranium Project, Saskatchewan, Canada”, issued on November 5, 2024 and prepared for the Company by Tetra Tech Canada Inc., Understood Mineral Resources Ltd., Snowden Optiro, Terracon Geotechnique Ltd. and Clifton Engineering Group Inc., in accordance with Item 1302 of Regulation S-K 1300 (“S-K 1300”).

On December 6, 2024, we completed the acquisition of all of the issued and outstanding shares of capital stock of Kennecott Uranium Company (“KUC”) and Wyoming Coal Resources Company (“WCRC”) from Rio Tinto America Inc. (collectively, the “Sweetwater Acquisition”). Sweetwater Uranium Inc. (formerly KUC) and WCRC collectively own or hold the following major assets: (i) the facilities, equipment, improvements and fixtures for the processing of uranium located in Sweetwater County, Wyoming, and related facilities and impoundments (the “Sweetwater Plant”); (ii) the Red Desert Project, a uranium project adjacent to the Sweetwater Plant; and (iii) the Green Mountain Project, a uranium project located 22 miles north of the Sweetwater Plant, with two deposits that have potential for ISR mining and three deposits that are considered appropriate for conventional mining. The consideration for the Sweetwater Acquisition was $175.4 million in cash plus acquisition related costs of $4.2 million. On August 5, 2025, the Sweetwater Project was designated as a transparency project by the U.S. Federal Permitting Improvement Steering Council as part of the implementation of President Trump’s March 20, 2025 Executive Order on Immediate Measures to Increase American Mineral Production.

With the completion of the Sweetwater Acquisition in December 2024, we expanded our footprints in Wyoming with our Wyoming hub-and-spoke operations.  The acquisition of UEX in August 2022 and the acquisition of Roughrider Mineral Holdings Inc. in October 2022 further expanded our footprints in Canada and, in particular, the Athabasca Basin in Saskatchewan. We continue to establish additional uranium mines through exploration and pre-extraction activities and direct acquisitions in both the U.S. and Paraguay, all of which require us to manage numerous challenges, risks and uncertainties inherent in our business and operations as more fully described under “Risk Factors” herein.

During Fiscal 2025, we increased our equity interests in Anfield Energy Inc. (“Anfield”) (TSX-V: AEC, NASDAQ: AEC). Effective August 1, 2025, Anfield completed a share consolidation on the basis of one (1) post-consolidation common share for every seventy-five (75) pre-consolidation common shares. As at July 31, 2025, we owned 4,978,877 post-consolidated common shares of Anfield, representing approximately 31.8% of the outstanding common shares of Anfield on a non-diluted basis and approximately 36.99% on a partially diluted basis after assuming the exercise of 1,283,639 post-consolidated share purchase warrants of Anfield held by us.

On August 18, 2025, we incorporated UEC US Uranium LLC for the purpose of holding and administering our physical uranium assets and related contractual arrangements in the U.S.

In September 2025, we announced the incorporation of United States Uranium Refining & Conversion Corp. (“UR&C”), which is intended to pursue the feasibility of developing a new uranium refining and conversion facility in the U.S. To date, a conceptual study has been completed that envisions a conversion facility with an initial capacity of 10,000 metric tonnes uranium per year. The project will move forward contingent on several factors, including completion and assessment of additional engineering and economic studies, securing strategic government commitments, utility contracts, regulatory approvals and favorable market conditions. We have begun initial discussions with the U.S. government, state-level energy authorities, utilities and financial entities, and will report further updates as these engagements advance.

As at July 31, 2025, we also hold certain mineral rights in various stages in the States of Arizona, New Mexico, Texas and Wyoming, in Canada and in the Republic of Paraguay, many of which are located in historically successful mining areas and have been the subject of past exploration and pre-extraction activities by other mining companies.

With the completion of the acquisition of U1A in December 2021, together with the completion of the Sweetwater Acquisition in December 2024, we expanded our footprints in Wyoming with our Wyoming hub-and-spoke operations.  The acquisition of UEX in August 2022 and the acquisition of Roughrider Mineral Holdings Inc. in October 2022 further expanded our footprints in Canada and, in particular, the Athabasca Basin in Saskatchewan. We continue to establish additional uranium projects through exploration and pre-extraction activities and direct acquisitions in the U.S., which require us to manage numerous challenges, risks and uncertainties inherent in our business and operations as more fully described under “Risk Factors” herein.

As of July 31, 2025, we had no uranium supply or off-take agreements in place.  With our strategic inventory management, we expect to be able to maximize our exposure to rising uranium prices while preserving flexibility for future sales, including to the U.S. Uranium Reserve as well as other government, domestic and global demand. Future sales of U3O8 are therefore expected to generally occur through the uranium spot market, with any fluctuations in the market price continuing to have a direct impact on our revenues and cash flows.

Physical Uranium Program

We are investing in building the next generation of low-cost uranium projects that will be competitive on a global basis and which will use the ISR mining process which is expected to reduce the impact on the environment as compared to conventional mining. Despite our focus on low cost ISR mining with its low capital requirements, we saw a unique opportunity to purchase drummed uranium at prevailing spot prices which are below most global industry mining costs. As a result, we established a physical uranium portfolio (the “Physical Uranium Program”) and, as of July 31, 2025, we had 1,356,000 pounds of uranium, excluding 103,545 pounds and 26,421 pounds of precipitated uranium and dried and drummed uranium concentrate, respectively, of initial production at our Christensen Ranch ISR Project at the end of such period. We had entered into agreements to purchase 300,000 pounds of warehoused uranium in Fiscal 2025 at conversion facilities located in North America at a volume weighted average price of approximately $37.05 per pound.

Our Physical Uranium Program will support three objectives for our Company: (i) to bolster our balance sheet as uranium prices appreciate; (ii) to provide strategic inventory to support future marketing efforts with utilities that could compliment production and accelerate cash flows; and (iii) to increase the availability of our Texas and Wyoming production capacity for emerging U.S. origin specific opportunities which may command premium pricing due to the scarcity of domestic uranium. One such U.S. origin specific opportunity is our plan to participate in supplying the Uranium Reserve, as outlined in the Nuclear Fuel Working Group report published by the U.S. Department of Energy (“DOE”).

Uranium Market Developments

The uranium market is being driven by a macro demand for more electricity generation, an unprecedented global push for clean energy, geopolitical situations and under investment among other factors. An April 2025 study from the National Electrical Manufacturers Association projected that electricity demand in the United States will see a 50% increase by 2050.  This included expectations that artificial intelligence growth and demand to power data centers will increase by 300% over the next 10 years (Source: NEMA's Grid Reliability Study, April 7, 2025).

There is a growing realization that the highly reliable, safe, economical baseload power nuclear energy provides should be a part of any clean energy platform.  An increasing number of governments have announced that they are pursuing strategies to increase energy independence for national security interests that dovetail well with nuclear power as a key component in their energy mix.

In the United States, several pieces of bipartisan legislation have passed in recent years supporting nuclear development and expansion, including the Nuclear Fuel Security Act, the Advance Act and the Inflation Reduction Act. In combination, these bills and other legislative efforts seek to encourage the restoration and rebuilding of a robust domestic fuel cycle in the United States. For example, the United States Secretary of Energy signed a Secretarial Order directing the United States Department of Energy to “unleash commercial nuclear power in the United States” and “strengthen grid reliability and security” (Source: Energy.Gov - Secretary Wright Acts to Unleash Golden Era of American Energy Dominance, February 5, 2025).

On May 23, 2025, the President of the United States, Donald J. Trump, signed Executive Orders that include a policy objective to quadruple United States nuclear energy by 2050. Among other things, the orders directed the DOE to work with industry to deliver 5 Gigawatt electric (“GW”) of power uprates at existing nuclear plants and have 10 new large reactors under construction by 2030 in addition to restarting closed plants and completing advanced designs. These Executive Orders mark a historic level of policy support to rejuvenate the United States nuclear industry and its infrastructure, underscoring its importance as a matter of national security. The Executive Orders invoke the Defense Production Act and are intended to have significant positive policy and economic impacts on the domestic fuel cycle, reactor new builds, research and new technology advancements. The Executive Orders also authorize the United States Secretary of Energy to support spent nuclear fuel management, an evaluation of policies regarding commercial recycling and reprocessing of nuclear fuels, and recommendations for the efficient use of nuclear waste materials. The Executive Orders are expected to result in an accelerated and coordinated approach to regulatory actions, all aimed at a more secure and independent energy future for the United States.

Additionally, large technology companies like Microsoft, Meta, Google, Oracle and Amazon are making significant nuclear energy commitments for their data center energy demand with large investments in the clean, affordable and reliable power that nuclear energy provides.

Global uranium market fundamentals have improved in recent years, and the market began a transition from being inventory driven to production driven.  The spot market bottomed out in November 2016 at about $17.75 per pound U3O8, but has since shown appreciation, reaching a high in 2024 of $107.00 per pound U3O8. Since that time the spot uranium market has seen a corrective move, reaching a low of $63.45 per pound U3O8 on March 17, 2025 before increasing to above $78.75 per pound U3O8 on June 27, 2025 . Since that time, the market has experienced a shorter-term pullback, trading on light volume with prices ranging from $78.00 on July 1, 2025 to $80.80 on September 23, 2025. (Source: UxC LLC Historical Ux Daily Prices).

During the year ended July 31, 2025, uranium prices averaged $73.59 per pound U3O8 representing an approximate 11.40% decrease compared to the average price of $83.06 per pound U3O8 in the year ended July 31, 2024. As at July 31, 2025, the U3O8 price was $71.10 per pound U3O8, representing an approximate 16.84% decrease from $85.50 per pound as at July 31, 2024. (Source: UxC LLC Historical Ux Daily Prices).

Relative underinvestment in uranium mining operations over the past decade has been a major factor contributing to a structural deficit between global production and uranium requirements.  Reduced production from existing uranium mines has also been a contributing factor with some large producers cutting back and/or unable to reach previously planned production levels.  In 2025 and 2026 the mid-case gap between production and requirements is projected to be 44 million pounds U3O8, and by 2035 accumulates to a total above 345 million pounds U3O8 (Source: UxC 2025 Q2 Uranium Market Outlook). For context, utilities in the United States purchased 51.6 million pounds U3O8 in 2023 (Source: United States Energy Information Administration, June 6, 2024 - Uranium Marketing Annual Report).  The current gap is being filled with secondary market sources, including finite inventory that has been declining and is projected to decline further in coming years.  Secondary supply is also expected to be further reduced with western enrichers, reversing operations from underfeeding to overfeeding that requires more uranium to increase the production of enrichment services.  As secondary supplies continue to diminish, and as existing mines deplete resources, new production will be needed to meet future demand. The timeline for many new mining projects can be 10 years or longer and will require prices high enough to stimulate new mining investments.

Since 2022, uranium supply has become more complicated due to Russia's invasion of Ukraine with its State Atomic Energy Corporation, Rosatom, being a significant supplier of nuclear fuel around the globe.  Economic sanctions, transportation restrictions and United States legislation banning the importation of Russian nuclear fuel and the European Union’s goals to reduce and eventually eliminate its dependence on Russian fuel is causing a fundamental change to the nuclear fuel markets. As a result of the instability and assurance of supply risks, United States and European utilities are shifting supply focus to areas of low geopolitical risk.

Additionally, the United States Presidential Executive Order “Establishing the National Energy Dominance Council” noted one of its objectives is to “reduce dependency on foreign imports” for the United States’ national security and recognized uranium as an “amazing national asset” (Source: The White House News & Update, February 14, 2025). Critical minerals, including uranium are also receiving additional scrutiny as mandated by the Trump Administration's Executive Order initiating a new investigation under Section 232 of the Trade Expansion Act of 1962 to ensure imports are not in such quantities or circumstances as to threaten or impair national security and or economic resilience. This action being performed by the Department of Commerce could potentially lead to tariffs or other import restrictions on foreign uranium to bolster domestic production.

On the demand side, the global nuclear energy industry continues robust growth, with 68 new reactors connected to the grid in 2015 through March of 2025, and with another 62 reactors under construction.  In 2024, six new reactors were connected to the grid, and four reactors were permanently shut down (Source: International Atomic Energy Association Power Reactor Information System – August 10, 2025).  Total nuclear generating capacity for the world's 439 operable reactors as of July 11, 2025, stands at 398 GW (Source: World Nuclear Association). In November 2024, at the United Nations Climate Change Conference (COP29), six more countries joined the pledge to triple their nuclear capacity by 2050, bringing the total to 31 countries, further supporting additional growth for the nuclear industry and uranium demand.  In addition, over 150 nuclear industry companies, 14 of the world's largest banks like Citibank, Morgan Stanley and Goldman Sachs, and more recently, 15 large energy users such as Microsoft, Amazon and Google, have all pledged to support this goal in their investments and commercial activities.

Additionally, there is positive momentum from the utility industry as they return to a longer-term contracting cycle to replace expiring contracts and inventory drawdowns. It is estimated that cumulative uncommitted demand through 2035 is more than 926 million pounds U3O8 (Source: UxC Uranium Market Overview Q2 2025).  This utility demand, together with potential demand from financial entities, government programs and the overall increase in interest in nuclear energy as a source for growing electricity demand from artificial intelligence and data center applications, are continuing to add positive tailwinds to the strong fundamentals in the uranium market.

Advancements

During Fiscal 2025, we made significant advancements in various aspects of our operations, including:

●	acquiring, through the Sweetwater Acquisition, the Sweetwater Plant, the Red Desert Project and the Green Mountain Project, further expanding our portfolio;

●

restarting uranium extraction at our fully permitted, and past producing, Christensen Ranch Mine ISR operation in Wyoming during August 2024. During Fiscal 2025, our initial production as part of ramp up yielded 103,545 pounds and 26,421 pounds of precipitated uranium and dried and drummed concentrate, respectively, at the end of such period;

●	increasing the licensed production capacity at its Irigaray Central Processing Plant to 4.0 million pounds of U3O8 annually;

●

completing and filing a TRS in accordance with S-K 1300 that included an economic analysis and mineral resource estimate for our Roughrider Project, located on Northern Saskatchewan, Canada, on November 7, 2024; and

●	commencing construction at our Burke Hollow Project in Texas, with our initial planned production area and a new satellite ion exchange facility.

The Offering

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of our securities.

Issuer:	Uranium Energy Corp.

Offering:	Shares of our common stock having an aggregate offering price of up to $600,000,000.

Common stock to be outstanding after this offering:

Up to 531,910,523 shares (as more fully described in the notes following this table), assuming sales of 48,701,298 shares of our common stock in this offering at an offering price of $12.32 per share, which was the last reported sale of our common stock on the NYSE American on November 12, 2025. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering:	“At-the-market” offering that may be made from time to time through the Designated Manager. See the section entitled “Plan of Distribution” in this prospectus.

Use of Proceeds:	We intend to use the net proceeds from this offering for general corporate and working capital purposes. See the section entitled “Use of Proceeds” in this prospectus.

Risk Factors:

You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Listing symbol:	Our shares of common stock are listed for trading on the NYSE American under the symbol “UEC.”

The number of shares of common stock shown above to be outstanding after this offering is based on 483,209,225 shares outstanding as of November 14, 2025, and excludes:

●	3,735,787 shares of common stock reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of $2.74 per share, as at November 14, 2025;

●	159,091 shares of common stock reserved for issuance pursuant to outstanding stock purchase warrants, which are exercisable at a weighted average price of $4.13 per share, as at November 14, 2025;

●	1,197,552 shares underlying outstanding unvested restricted stock units as at November 14, 2025; and

●	2,217,957 shares underlying outstanding unvested performance based restricted stock units as at November 14, 2025.

RISK FACTORS

Prospective investors should carefully consider the following risks, as well as the other information contained in this prospectus and in the documents incorporated by reference herein, including the risks described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, before investing in our securities. Any one of these material risks and uncertainties has the potential to cause actual results, performance, achievements or events to be materially different from any future results, performance, achievements or events implied, suggested or expressed by any forward-looking statements made by us or by persons acting on our behalf. Refer to “Cautionary Note Regarding Forward-Looking Statements” herein.

There is no assurance that we will be successful in preventing the material adverse effects that any one or more of the following material risks and uncertainties may cause on our business, prospects, financial condition and operating results, which may result in a significant decrease in the market price of our common stock. Furthermore, there is no assurance that these material risks and uncertainties represent a complete list of the material risks and uncertainties facing us. There may be additional risks and uncertainties of a material nature that, as of the date of this prospectus, we are unaware of or that we consider immaterial that may become material in the future, any one or more of which may result in a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Common Stock

Historically, the market price of our common stock has been and may continue to fluctuate significantly.

On September 28, 2007, our common stock commenced trading on the NYSE American (formerly known as the American Stock Exchange, the NYSE Amex Equities Exchange and the NYSE MKT) and prior to that, traded on the OTC Bulletin Board.

The global markets have experienced significant and increased volatility in the past. The effects of these past events and any similar events in the future may continue to or further affect the global markets, which may directly affect the market price of our common stock and our accessibility for additional financing.  Although this volatility may be unrelated to specific company performance, it can have an adverse effect on the market price of our shares which, historically, has fluctuated significantly and may continue to do so in the future.

In addition to the volatility associated with general economic trends and market conditions, the market price of our common stock could decline significantly due to the impact of any one or more events including, but not limited to, the following: (i) volatility in the uranium market; (ii) occurrence of a major nuclear incident such as the events in Japan in March 2011; (iii) changes in the outlook for the nuclear power and uranium industries; (iv) failure to meet market expectations on our exploration, pre-extraction or extraction activities, including abandonment of key uranium projects; (v) sales of a large number of our shares held by certain stockholders including institutions and insiders; (vi) downward revisions to previous estimates on us by analysts; (vii) removal from market indices; (viii) legal claims brought forth against us; and (ix) introduction of technological innovations by competitors or in competing technologies.

A prolonged decline in the market price of our common stock could affect our ability to obtain additional financing which would adversely affect our operations.

Historically, we have relied on equity financing and, more recently, on debt financing, as primary sources of financing.  A prolonged decline in the market price of our common stock or a reduction in our accessibility to the global markets may result in our inability to secure additional financing which would have an adverse effect on our operations.

Additional issuances of our common stock may result in significant dilution to our existing shareholders and reduce the market value of their investment.

We are authorized to issue 750,000,000 shares of common stock of which 483,209,225 shares were issued and outstanding as of November 12, 2025.  Future issuances for financings, mergers and acquisitions, exercise of stock options and share purchase warrants and for other reasons may result in significant dilution to and be issued at prices substantially below the price paid for our shares held by our existing stockholders.  Significant dilution would reduce the proportionate ownership and voting power held by our existing stockholders and may result in a decrease in the market price of our shares.

We are subject to the Continued Listing Criteria of the NYSE American and our failure to satisfy these criteria may result in delisting of our common stock.

Our common stock is currently listed on the NYSE American.  In order to maintain this listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders.  In addition to these objective standards, the NYSE American may delist the securities of any issuer: (i) if in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s common stock sells at what the NYSE American considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable.

If the NYSE American delists our common stock, investors may face material adverse consequences including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

The common stock offered hereby will be sold in “at-the-market” offerings, and investors that buy shares at different times will likely pay different prices.

Investors that purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of sales made at share prices lower than the prices they paid.

The actual number of shares we will issue under the at the market offering agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the at the market offering agreement and compliance with applicable law, we have the discretion to deliver a sales notice to the Designated Manager at any time throughout the term of the sales agreement. The number of shares that are sold by the Designated Manager after delivering a sales notice will fluctuate based on the market price of our common stock during the sales period and limits we set with the Designated Manager. Because the price per share of each share sold in this offering will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

The price per share of our common stock being offered may be higher than the net tangible book value per share of our common stock outstanding prior to this offering. The shares sold in this offering, if any, will be sold from time to time at various prices. After giving effect to the sale of shares of our common stock in the aggregate amount of $600,000,000 at an assumed offering price of $12.32 per share, the closing sales price of our common stock on November 12, 2025 on the NYSE American, and after deducting commissions and estimated offering expenses, our as adjusted net tangible book value as of July 31, 2025 would have been approximately $1.572 billion, or approximately $3.13 per share. This represents an immediate increase in net tangible book value of approximately $0.96 per share to our existing stockholders and immediate dilution in as adjusted net tangible book value of approximately $9.19 per share to purchasers of our common stock in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are and will be incorporated by reference into this prospectus, include statements and information about our strategy, objectives, plans and expectations for the future that are not statements or information of historical fact. These statements and information are considered to be forward-looking statements, or forward-looking information, within the meaning of and under the protection provided by the safe harbor provision for forward-looking statements as contained in the Private Securities Litigation Reform Act of 1995 and similar Canadian securities laws.

Forward-looking statements, and any estimates and assumptions upon which they are based, are made in good faith and reflect our views and expectations for the future as of the date of such statements, which can change significantly. Furthermore, forward-looking statements are subject to known and unknown risks and uncertainties which may cause actual results, performance, achievements or events to be materially different from any future results, performance, achievements or events implied, suggested or expressed by such forward-looking statements. Accordingly, forward-looking statements in this prospectus or in any documents incorporated by reference into this prospectus should not be unduly relied upon.

Forward-looking statements may be based on a number of material estimates and assumptions, of which any one or more may prove to be incorrect. Forward-looking statements may be identifiable by terminology concerning the future, such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “goal”, “likely”, “may”, “might”, “outlook”, “plan”, “predict”, “potential”, “project”, “should”, “schedule”, “strategy”, “target”, “will” or “would”, and similar expressions or variations thereof including the negative use of such terminology. Examples in this prospectus or in any documents incorporated by reference include, but are not limited to, such forward-looking statements reflecting or pertaining to:

●	our overall strategy, objectives, plans and expectations for the Fiscal 2025 and beyond;

●	our expectations for worldwide nuclear power generation and future uranium supply and demand, including long-term market prices for U3O8;

●	our belief and expectations of in-situ recovery mining for our uranium projects, where applicable;

●	our estimation of mineralized materials, which are based on certain estimates and assumptions, and the economics of future extraction for our uranium projects including our ISR Mines;

●	our plans and expectations including anticipated expenditures relating to exploration, pre-extraction, extraction and reclamation activities for our uranium projects including our ISR Mines);

●	our ability to obtain, maintain and amend, within a reasonable period of time, required rights, permits and licenses from landowners, governments and regulatory authorities;

●	our ability to obtain adequate additional financing including access to the equity and credit markets;

●	our ability to remain in compliance with the terms of our indebtedness; and

●	our belief and expectations including the possible impact of any legal proceedings or regulatory actions against the Company.

Forward-looking statements, and any estimates and assumptions upon which they are based, are made as of the date of this prospectus or the date of any documents incorporated by reference into this prospectus, as applicable, and we do not intend or undertake to revise, update or supplement any forward-looking statements to reflect actual results, future events or changes in estimates and assumptions or other factors affecting such forward-looking statements, except as required by applicable securities laws. Should one or more forward-looking statements be revised, updated or supplemented, no inference should be made that we will revise, update or supplement any other forward-looking statements.

Forward-looking statements are subject to known and unknown risks and uncertainties. As discussed in more detail under “Risk Factors” in this prospectus, we have identified a number of material risks and uncertainties which reflect our outlook and conditions known to us as of the date of this prospectus and including, but not limited to, the following:

●	our need for additional financing;

●	our ability to service our indebtedness;

●	our limited uranium extraction and sales history;

●	our operations are inherently subject to numerous significant risks and uncertainties, of which many are beyond our control;

●	our exploration activities on our mineral properties may not result in commercially recoverable quantities of uranium;

●	limits to our insurance coverage;

●	the level of government regulation, including environmental regulation;

●	changes in governmental regulation and administrative practices;

●	nuclear incidents;

●	the marketability of uranium concentrates;

●	the competitive environment in which we operate;

●	our dependence on key personnel;

●	conflicts of interest of our directors and officers; and

●	our financial and operating history with significant negative operating cash flow.

Any one of the foregoing material risks and uncertainties has the potential to cause actual results, performance, achievements or events to be materially different from any future results, performance, achievements or events implied, suggested or expressed by any forward-looking statements made by us or by persons acting on our behalf. Furthermore, there is no assurance that we will be successful in preventing the material adverse effects that any one or more of these material risks and uncertainties may cause on our business, prospects, financial condition and operating results, or that the foregoing list represents a complete list of the material risks and uncertainties facing us. There may be additional risks and uncertainties of a material nature that, as of the date of this prospectus, we are unaware of or that we consider immaterial that may become material in the future, any one or more of which may result in a material adverse effect on us.

Forward-looking statements made by us or by persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary information.

You should read this prospectus, any applicable prospectus supplement, any free writing prospectus, the documents incorporated by reference herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.

USE OF PROCEEDS

The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the at the market offering agreement with the Lead Manager and the co-managers as a source of financing. We intend to use the net proceeds, if any, from this offering for general corporate and working capital purposes.

Until such time as the net proceeds of the offering are used as described above, we intend to invest the net proceeds primarily in short-term bank guaranteed deposits or other substantially similar secure deposits.

DILUTION

If you invest in our shares of common stock, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of common stock and the adjusted net tangible book value per share of common stock after the offering. Dilution results from the fact that the per share offering price is substantially in excess of the net tangible book value per share of common stock attributable to the existing shareholders for our presently outstanding shares of common stock. Our net tangible book value attributable to shareholders at July 31, 2025 was approximately $984 million, or approximately $2.17 per share of common stock. Net tangible book value per share of common stock as of July 31, 2025 represents the amount of our total tangible assets less total liabilities, divided by the number of our shares of common stock outstanding.

After giving effect to the sale of our shares of common stock in an amount equal to $600,000,000, and after deducting commissions to the Managers, and estimated offering expenses payable by us, our as adjusted net tangible book value as of July 31, 2025 would have been approximately $1.572 billion, or approximately $3.13 per share of common stock. These amounts, which give effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering but does not take into consideration any other changes in our net tangible book value after July 31, 2025, represent an immediate increase in net tangible book value of $0.96 per share of common stock to our existing shareholders, and immediate dilution in net tangible book value of $9.19 per share of common stock to new investors purchasing shares of common stock in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share of common stock after this offering from the price per share of common stock paid by an investor in this offering.

Offering

Assumed public offering price per common share	$12.32
Net tangible book value per common share as of July 31, 2025	$2.17
Increase in net tangible book value per common share attributable to this offering	$0.96
As adjusted net tangible book value per common share after this offering	$3.13
Dilution per common share to new investors in this offering(1)	$9.19

Note:

1.	Dilution is determined by subtracting adjusted net tangible book value per share after giving effect to this offering from the assumed public offering price per share paid by a new investor.

If any shares of common stock are issued upon exercise of outstanding options or warrants, you may experience further dilution.

The table above assumes for illustrative purposes that an aggregate of 48,701,298 shares of common stock are sold during the term of the at the market offering agreement with the Managers, at a price of $12.32 per share, the last reported sale price of our common shares on NYSE American on November 12, 2025, for aggregate gross proceeds of $600,000,000. The shares of common stock subject to the at the market offering agreement with the Managers are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $12.32 per share reflected in the table above, assuming all of our shares of common stock in the aggregate amount of $600,000,000 during the term of the at the market offering agreement is sold at that increased price, would increase our adjusted net tangible book value per share after the offering to $3.15 per share, and would increase the dilution in net tangible book value per share to new investors in this offering to $10.17 per share, after deducting commissions and estimated offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $12.32 per share reflected in the table above, assuming all of our common shares in the amount of $600,000,000 during the term of the at the market offering agreement are sold at that decreased price, would decrease our adjusted net tangible book value per share after the offering to $3.10 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $8.22 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only and may differ based on the actual offering price and the actual number of shares offered.

The foregoing table and discussion are based on 454,015,855 shares of common stock outstanding as of July 31, 2025, and excludes:

●	16,727,071 shares of our common stock reserved for issuance in connection with future awards under our stock incentive plan;

●	4,594,207 shares of common stock reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of $2.71 per share, as at July 31, 2025;

●	159,091 shares of common stock reserved for issuance pursuant to outstanding stock purchase warrants, which are exercisable at a weighted average price of $4.13 per share, as at July 31, 2025;

●	1,203,197 shares underlying outstanding unvested restricted stock units as at July 31, 2025; and

●	2,217,957 shares underlying outstanding unvested performance based restricted stock units as at July 31, 2025.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of our common stock (the “Shares”) acquired pursuant to this prospectus.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences related to the acquisition, ownership and disposition of Shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular holder. This summary does not address the U.S. federal net investment income tax, U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, or non-U.S. tax consequences to holders of the acquisition, ownership and disposition of Shares. Each prospective holder should consult its own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences related to the acquisition, ownership and disposition of Shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences related to the acquisition, ownership or disposition of Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary.

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed) promulgated under the Code, published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed or subject to differing interpretations in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares acquired pursuant to this prospectus that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

The term “Non-U.S. Holder” means any beneficial owner of Shares acquired pursuant to this prospectus that is neither a U.S. Holder nor a partnership nor other entity or arrangement treated as a partnership for U.S. federal income tax purposes. A Non-U.S. Holder should review the discussion under the heading “U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Shares” below for more information.

Holders Subject to Special U.S. Federal Income Tax Rules

This summary addresses only persons or entities who hold Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as (without limitation): banks, insurance companies, underwriters and other financial institutions; brokers, dealers or traders in securities, commodities or foreign currencies; regulated investment companies; tax-exempt entities, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; U.S. expatriates or former long-term residents of the United States; persons holding Shares as part of a straddle, appreciated financial position, synthetic security, conversion transaction or other integrated investment; persons holding Shares as a result of a constructive sale; entities that acquire Shares that are treated as partnerships (and other pass-through entities for U.S. federal income tax purposes and partners or investors in such partnerships and entities); S corporations and the shareholders in such corporations; U.S. Holders that hold our Shares in connection with a trade or business, permanent establishment or fixed base outside the United States; holders subject to the U.S. federal alternative minimum tax; real estate investment trusts; U.S. Holders that have a “functional currency” other than the U.S. dollar; holders that acquired Shares in connection with the exercise or cancellation of employee stock options or otherwise as consideration for services; holders that are “controlled foreign corporations” or “passive foreign investment companies”; corporations organized outside the United States, any state thereof, or the District of Columbia that are nonetheless treated as U.S. persons for U.S. federal income tax purposes; corporations that accumulate earnings to avoid U.S. federal income tax; persons that actually or constructively own 5% or more (by vote or value) of Shares (except as specifically provided below); or corporations subject to special tax accounting rules in respect of the Shares. Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such partner, owner or entity. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Shares.

U.S. Federal Income Tax Consequences to U.S. Holders of the Acquisition, Ownership and Disposition of Shares

Distributions

Distributions of cash or property (including constructive distributions) made on Shares generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of the Company’s current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of the Company’s taxable year in which the distribution occurs. However, with respect to dividends received by certain non-corporate U.S. Holders (including individuals), such dividends are generally taxed at the applicable long-term capital gains rates (currently at a maximum tax rate of 20%), provided certain holding period and other requirements are satisfied. Distributions in excess of the Company’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Shares and thereafter as capital gain from the sale or exchange of such Shares, which will be taxable according to rules discussed under the heading “Sale, Certain Redemptions or Other Taxable Dispositions of Shares,” below. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Shares

Upon the sale, certain qualifying redemptions, or other taxable disposition of Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the Shares. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the Shares is longer than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a current maximum U.S. federal income tax rate of 20%. Deductions for capital losses are subject to complex limitations under the Code.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on Shares and to the proceeds of a sale of Shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Shares

Distributions

Distributions of cash or property (including constructive distributions) on Shares paid to Non-U.S. Holders will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Any dividends paid to a Non-U.S. Holder with respect to Shares generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides the Company or the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E, unless the Non-U.S. Holder provides the Company or the applicable withholding agent with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the Company or the applicable withholding agent, including from other property subsequently paid or credited to such Non-U.S. Holder. If the amount of a distribution exceeds the Company’s current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of such holder’s tax basis in the Shares, and thereafter will be treated as gain from the sale of stock, which will be taxable according to the rules discussed below under the heading “Sale or Other Taxable Disposition of Shares”. However, the Company (or the payment agent or other intermediary through which a Non-U.S. Holder holds its Shares) may be required to withhold on the entire distribution, in which case a Non-U.S. Holder would be entitled to a refund or credit from the IRS for the withholding tax on the portion of the distribution that exceeded the Company’s current and accumulated earnings and profits. If the Company is unable to determine, at the time of payment of a distribution, whether the distribution will constitute a dividend, the Company may nonetheless choose to withhold any U.S. federal income tax on the distribution as permitted by Treasury Regulations. If the Company is a USRPHC (as defined below) and does not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital will be subject to withholding tax unless an application for a withholding certificate is filed to reduce or eliminate such withholding.

Dividends that are effectively connected with the conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) and includible in the Non-U.S. Holder’s gross income are not subject to the 30% U.S. federal withholding tax provided certain requirements are satisfied, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Shares who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a Non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Shares

In general, a Non-U.S. Holder of Shares will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such Shares, unless:

●

the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the disposition at regular graduated U.S. federal income tax rates, and if the Non-U.S. Holder is a corporation, may be subject to an additional U.S. branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty;

●

the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale (or a lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S. source capital losses; or

●

the Company is or has been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of Shares; provided, with respect to the Shares, that as long as the Shares are regularly traded on an established securities market as determined under applicable Treasury Regulations (the “Regularly Traded Exception”), a Non-U.S. Holder would not be subject to taxation on the gain on the disposition of Shares under this rule unless the Non-U.S. Holder has actually (directly or indirectly) or constructively owned more than 5% of the Company’s common stock at any time during such 5-year or shorter period (a “5% Shareholder”). In determining whether a Non-U.S. Holder is a 5% Shareholder, certain attribution rules apply. Generally, a domestic corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Non-U.S. Holders should be aware that the Company has made no determination as to whether it is or has been a USRPHC, and the Company can provide no assurances that it is not and will not become a USRPHC in the future. In addition, in the event that the Company is or becomes a USRPHC, it can provide no assurances that the Shares will meet the Regularly Traded Exception at the time a Non-U.S. Holder purchases such Shares or sells, exchanges or otherwise disposes of such Shares. If the Company were to be a USRPHC, a Non-U.S. Holder would be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above in “Distributions” in the event that (i) such holder is a 5% Shareholder or (ii) the Regularly Traded Exception is not satisfied during the relevant period. The determination of whether a Non-U.S. Holder is a 5% Shareholder and the potential application of the Regularly Traded Exception is complex and subject to uncertainty. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC.

Information Reporting and Backup Withholding

Generally, the Company must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid on the Shares to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of dividends that the Company makes to such Non-U.S. Holder, provided that the Company receives a statement meeting certain requirements to the effect that the Non-U.S. Holder is not a “United States person” (as defined under the Code) and the Company does not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient. The requirements for the statement will be met if (1) the Non-U.S. Holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a United States person (which certification may be made on IRS Form W-8BEN or W-8BEN-E) or (2) a financial institution holding the instrument on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes the Company or its paying agent with a copy of the statement. In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of Shares within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the Company does not have actual knowledge or reason to know that a holder is a United States person that is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Foreign Account Tax Compliance Act (“FATCA”)

FATCA generally imposes a 30% withholding tax on dividends (including constructive dividends) and gross proceeds from the sale or other disposition of Shares if paid to or through a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain due diligence, reporting, withholding, and certification obligations, (2) the foreign entity is not a foreign financial institution and either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity is otherwise excepted under FATCA. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Holders of Shares typically will be required to furnish certifications (generally on an IRS Form W-9 or the applicable IRS Form W-8) or other documentation to provide the information required by FATCA or to establish compliance with or an exemption from withholding under FATCA. FATCA withholding may apply where payments are made through a non-U.S. intermediary that is not FATCA compliant, even where the holder satisfies the holder’s own FATCA obligations.

The U.S. Department of Treasury has released proposed Treasury Regulations that would eliminate FATCA withholding on payments of gross proceeds payable upon the sale, exchange or other disposition of Shares, and the preamble to such proposed regulations specifies that taxpayers may rely on this aspect of the proposed regulations until final regulations are issued. There can be no assurance that the proposed Treasury Regulations will be finalized in their present form.

The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. If withholding under FATCA is required on any payment related to the Shares, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS, and may be required to file a U.S. federal income tax return to claim such refunds or credits.

FATCA is particularly complex and its application remains uncertain. Non-U.S. Holders should consult their own tax advisors regarding how these rules may apply in their particular circumstances.

PLAN OF DISTRIBUTION

We have entered into an at the market offering agreement with the Managers, under which we may issue and sell from time to time shares of our common stock having an aggregate offering price of not more than $600,000,000 through the Designated Manager as our sales agent. Sales of the common stock, if any, will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act. If we and the Designated Manager agree on any method of distribution other than sales of shares of our common stock into the NYSE American or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. None of our shares of common stock will be offered or sold in Canada, or to anyone known by the Designated Manager to be a resident of Canada.

The Designated Manager will offer our common stock at prevailing market prices subject to the terms and conditions of the at the market offering agreement as agreed upon by us and the Designated Manager. We will designate the number of shares which we desire to sell, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in one day and any minimum price below which sales may not be made. Subject to the terms and conditions of the at the market offering agreement, the Designated Manager will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell on our behalf all of the shares of common stock requested to be sold by us. We or the Designated Manager may suspend the offering of the common stock being made through the Designated Manager under the at the market offering agreement upon proper notice to the other party. Neither we nor the Designated Manager will undertake any act, advertisement, solicitation, conduct or negotiation directly or indirectly in furtherance of the sale of our shares of common stock in Canada, undertake an offer or sale of any of our shares of common stock to a person that it knows or has reason to believe is in Canada or has been pre-arranged with a buyer in Canada, or to any person who it knows or has reason to believe is acting on behalf of persons in Canada or to any person whom it knows or has reason to believe intends to reoffer, resell or deliver our shares of common stock to any persons in Canada or acting on behalf of persons in Canada.

Settlement for sales of common stock will occur on the first business day or such shorter settlement cycle as may be in effect under Exchange Act Rule 15c6-1 from time to time, following the date on which any sales are made, or on some other date that is agreed upon by us and the Designated Manager in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the Designated Manager may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay the Designated Manager in cash, upon each sale of our shares of common stock pursuant to the at the market offering agreement, a commission equal to 2.0% of the gross proceeds from each sale of shares of our common stock. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. Pursuant to the terms of the at the market offering agreement, we agreed to reimburse the Lead Manager for the documented fees and costs of its legal counsel reasonably incurred in connection with entering into the transactions contemplated by the at the market offering agreement in an amount not to exceed $50,000 in the aggregate. Additionally, pursuant to the terms of the at the market offering agreement, we agreed to reimburse the Lead Manager for the documented fees and costs of its legal counsel reasonably incurred in connection with the Lead Manager’s ongoing diligence requirements arising from the transactions contemplated by the at the market offering agreement in an amount not to exceed $5,000 in the aggregate per calendar quarter. We estimate that the total expenses of the offering payable by us, excluding commissions payable to the Designated Manager under the at the market offering agreement, will be approximately $175,000. We will report at least quarterly the number of shares of common stock sold through the Designated Manager under the at the market offering agreement, the net proceeds to us and the compensation paid by us to the Designated Manager in connection with the sales of common stock.

Stifel Nicolaus Canada Inc. is not a U.S. registered broker-dealer under Section 15 of the Exchange Act; therefore, to the extent that it intends to effect any sales of the securities in the United States, it will do so through Stifel, Nicolaus & Company, Incorporated, its affiliated U.S. registered broker-dealer, in accordance with the applicable U.S. securities laws and regulations, and as permitted by Financial Industry Regulatory Authority regulations.

In connection with the sales of common stock on our behalf, the Designated Manager will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Designated Manager will be deemed to be underwriting commissions or discounts. We have agreed in the at the market offering agreement to provide indemnification and contribution to the Managers against certain liabilities, including liabilities under the Securities Act.

The offering of our shares of common stock pursuant to the at the market offering agreement will terminate upon the earlier of (i) the sale of all shares of our shares of common stock provided for in this prospectus or (ii) the termination of the at the market offering agreement as permitted therein.

Each of the Managers and their respective affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, the Managers will not engage in any market making activities involving our shares of common stock while the offering is ongoing under this prospectus. This summary of the material provisions of the at the market offering agreement does not purport to be a complete statement of its terms and conditions. A copy of the at the market offering agreement has been filed as Exhibit 1.2 to the registration statement to which this prospectus forms a part.

This prospectus in electronic format may be made available on a website maintained by the Managers and the Managers may distribute this prospectus and the accompanying base prospectus electronically.

LEGAL MATTERS

Certain legal matters relating to the securities offered pursuant to this prospectus will be passed upon for us by McMillan LLP. Certain U.S. legal matters in connection with this offering will be passed upon for the Managers by Davis Polk & Wardwell LLP, of New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended July 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov. In addition, we maintain a website that contains information about us, including our SEC filings, at www.uraniumenergy.com. The information contained on our website does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC or with the securities regulatory authorities in Canada.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus.

The following documents filed by us with the SEC are incorporated herein by reference:

(a)	our Annual Report on Form 10-K for the fiscal year ended July 31, 2025, that we filed with the SEC on September 24, 2025;

(b)	our Current Report on Form 8-K that we filed with the SEC on October 6, 2025;

(c)	our proxy statement on Schedule 14A that we filed with the SEC on June 6, 2025; and

(d)

the description of our common stock contained in the registration statement on Form 8-A, as filed with the SEC on December 12, 2005, as updated in the Company’s Current Report on Form 8-K, as filed with the SEC on February 9, 2006, which disclosed the increase in the Company’s authorized share capital to 750,000,000 shares of common stock.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information, at no cost to the requester, upon written or oral request to us at the following address or telephone number:

Amir Adnani, President and Chief Executive Officer
1188 West Georgia Street, Suite 1830
Vancouver, British Columbia, Canada, V6E 4A2
Telephone: (604) 682-9775

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

_________

URANIUM ENERGY CORP.

Up to $600,000,000 of Shares

of Common Stock

PROSPECTUS

Lead Manager

GOLDMAN SACHS & CO. LLC

Co-Managers

H.C. WAINWRIGHT & CO.	BMO CAPITAL MARKETS	TD SECURITIES

CITIGROUP	ROTH CAPITAL PARTNERS	CANACCORD GENUITY

NATIONAL BANK OF CANADA FINANCIAL MARKETS		STIFEL

November 14, 2025